UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 14, 2006

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Polaris Way, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 14, 2006, Quest Software, Inc. (“Quest”) received a Nasdaq Staff Determination letter indicating that Quest is not in compliance with the continued listing requirement set forth in Nasdaq Marketplace Rule 4310(c)(14). The letter was issued in accordance with Nasdaq procedures when Quest did not file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 on or before the SEC’s filing deadline.

As previously disclosed, Quest received a Nasdaq Staff Determination Letter on August 14, 2006 indicating that its securities were subject to delisting from the Nasdaq Stock Market as a result of Quest’s failure to file its Form 10-Q for the quarter ended June 30, 2006. Quest subsequently requested a hearing before a Nasdaq Listing Qualifications Panel and, as previously disclosed, on October 24, 2006, a Nasdaq Listing Qualifications Panel granted Quest continued listing on the Nasdaq Stock Market, subject to the condition that Quest files its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006 on or before January 10, 2007.

The press release issued by Quest announcing receipt of the notice is attached hereto as Exhibit 99.1.

Item 8.01	Other Events

On November 15, 2006, Quest was informed that a purported shareholder class action complaint was filed on October 27, 2006 in the United states District Court for the Central District of California against Quest and certain of its executive officers, entitled Middlesex Retirement System v. Quest Software, Inc., et al. (Case No. CV06-6863 SJO (ex). The plaintiff alleges that Quest improperly accounted for stock option grants, resulting in false or misleading disclosures in Quest’s filings with the Securities and Exchange Commission, and asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release issued by Quest Software, Inc. on November 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.

Date: November 20, 2006	By:	/s/ Michael J. Lambert
Michael J. Lambert Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

99.1	Press release issued by Quest Software, Inc. on November 20, 2006.